Farmer Brothers

May 6, 2019

Re: Interim Chief Executive Officer Terms

Dear Christopher:

Thank you for agreeing to serve as the Interim Chief Executive Officer ("Interim CEO") of Farmer Bros. Co. (the "Company"). The entire Board of Directors appreciates your commitment to seeing the Company through to a new Chief Executive Officer ("New CEO"). This letter sets forth the key terms of your employment.

- **BASE SALARY -** $33,333 per month (annualized $400,000). You agree that the base salary will be paid in the form of restricted stock units (RSUs) that vest over 1 year from the date of grant subject to your continued service with the Company either as Interim CEO or as a director; provided that vesting will be accelerated upon (i) a Change in Control (as defined in the Company's 2017 Long-Term Incentive Plan) or (ii) the date of the Company's next annual meeting if you are not re-elected as a board member at such meeting and you are also not serving as Interim CEO at such time. These RSUs will automatically be granted on the last regularly scheduled trading day of each month of your employment as Interim CEO, with the number of shares subject to the RSU determined by dividing $33,333 by the closing price of the Company's common stock on such date. If your last day of employment as the Interim CEO is other than the last business day of a month, then the number of RSUs for that month will be pro-rated to reflect the number of business days you served as Interim CEO in that month.

- **BONUS COMPENSATION -** You will be eligible for a bonus of up to 50% of your base salary (as pro-rated to reflect your period of employment), with the amount of such bonus dependent upon satisfaction of performance metrics to be mutually agreed upon within the first 30 days of your employment.

- **EQUITY-** On May 9, 2019 you will receive an RSU grant with a grant date fair value of $150,000. Upon completion of your service as Interim CEO, the Board will consider granting you additional RSUs with a grant date value of up to $50,000 depending upon your length of service and your time commitment as Interim CEO. Each of these RSU grants will vest over one year based on your continued service as either the Interim CEO or as a director of the Company, provided that vesting will be accelerated upon (i) a Change in Control or (ii) the date of the Company's next annual meeting if you are not reelected as a board member at such meeting and you are also not serving as Interim CEO at such time.

- **Term** - As discussed, the intention of the Company is to find a New CEO and upon his or her appointment and subsequent starting of employment, you agree to resign as the Interim CEO. However, you agree to remain on the Board of Directors of the Company, at least through the end of your current board term. Your employment is "at-will" and other than the compensation set forth above you will not receive any additional compensation in connection with your termination as Interim CEO.

Please acknowledge your agreement with these terms by returning a signed copy of this letter to my attention. Again, thank you for your willingness to serve as Interim CEO.

Sincerely,

Randy E. Clark
Chairman of the Board of Directors

Agreed and Accepted this ___ day of May, 2019

Christopher Mottern